Exhibit 10.49

OEM LICENSE TERMS AND CONDITIONS

THIS OEM LICENSE AGREEMENT ("Agreement") is entered into and effective as of the first day of January, 2011 (“Effective Date”) by and between Tarsin (Europe) Limited, a United Kingdom corporation, with its principal place of business at 5 Centre Court, Vine Lane, Halesowen, B63 3EB ("Tarsin”) and Media Exchange Group, Inc. (f/k/a China Wireless Communications, Inc.) whose registered office is at 101 Church Street, Suite 14, Los Gatos, California, 95030 (collectively, the "Licensee").

THE PROVISIONS OF THIS AGREEMENT ALLOCATE THE RISKS BETWEEN LICENSEE AND TARSIN. TARSIN'S PRICING REFLECTS THIS ALLOCATION OF RISK AND THE LIMITATION OF LIABILITY SPECIFIED HEREIN.

1. DEFINITIONS.

For purposes of this Agreement, the following terms are defined as below:

"Distributor" means an entity appointed by Licensee to distribute the Software as integrated into the Licensee Product solely to End Users who are subject to an End User Agreement

"Documentation" includes, but is not limited to, Tarsin's current user operating instructions, training materials, release notes and installation guides generally provided via electronic download with the Software to its licensees.

"End User" means an entity not affiliated with Licensee that has acquired a license to use the Licensee Product for its own internal business purposes pursuant to an End User Agreement. An End User does not include any entity that: (a) sells, resells, licenses, sublicenses, rents, leases or hosts the Licensee Product; or (b) acts as a service bureau, ISV, VAR or OEM with respect to the Licensee Product or in any other way distributes the Licensee Product to any third party, except that an End User may outsource the hosting of the Licensee Product for the End User's internal business purposes to a third party outsourcer.

"End User Agreement' means a written agreement either between Licensee or its Distributor and an End User, which agreement is signed by both parties.

"Enhancements" shall mean modifications, derivatives, improvements, updates, error corrections, bug fixes, or other enhancements with respect to the functionality or performance of the Software, which Licensee may prepare for the Software for use solely in connection with Licensee Products.

"First Line Support" means the support that Licensee or Distributor may provide End Users, as set forth herein.

"Licensee Products" means the Licensee's product(s) or service(s).

"Maintenance Release" means Upgrades and Updates (as defined in the attached Exhibit A) to the Software, which are made available to Licensee pursuant to the standard Support Services Terms and Conditions.

"Order" means the document by which Software and Support Services are ordered by Licensee, and on which the Licensee Product is described, The Order(s) shall reference and be solely governed by this Agreement.

"Software" means the source and object code versions of the Software described on an Order and the related Documentation.

"Support Services" means technical support for Software under Tarsin's then-current policies. The current standard Support Services Terms and Conditions are attached hereto.

"Territory" means Worldwide.

"Utilization Report" means a report identifying the amount of use from the previous quarter, as set forth herein.

2. LICENSE GRANTS.

Each of the license grants below are subject to all of the terms of this Agreement, including payment of all associated fees and compliance with all the applicable restrictions stated below in Article 2.5 ("Restrictions"), as well as the following limitations: Except as expressly provided for in this Agreement, title, ownership rights and all intellectual property rights in and to the Software and Documentation shall remain the sole and exclusive property of Tarsin and/or its licensors. For the avoidance of doubt, as between the parties, Licensee shall retain ownership of all right, title and interest in and to the Enhancements. Tarsin retains all rights not expressly granted to Licensee in this Agreement. Except for Enhancements, Licensee and its Distributors and End Users receive no rights to and will not sell, assign, transfer, encumber or suffer to exist any lien or security interest on any Software or Documentation, nor will Licensee or its Distributors, and End Users take any action that would cause any Software or Documentation to be placed in the public domain. Except as provided to the contrary herein, Licensee and its Distributors, and End Users will not remove, or allow to be removed, any copyright, trade secret or other proprietary rights notice or any licensing notice from any Software or Documentation. Except for Enhancements, Licensee and Distributors will not make any warranties with respect to any Software or Documentation. Licensee shall have the right to rebrand the Software with its marks as it determines is appropriate.

2.1. Development Use License. Notwithstanding any contrary provision herein, Tarsin grants Licensee a non-exclusive, nontransferable, royalty free license to use any number of Software copies in the Territory to: (a) design, develop and/or test Enhancements; and

(b) provide training for the Software (collectively, a "Development Use License”).

2.2. Distribution License. Tarsin grants Licensee a non-exclusive, non-transferable, license (with a right to sublicense solely to Distributors pursuant to Section 2.6. "Distributor Agreement, herein) throughout the Territory to:

a. use, reproduce, modify and create Enhancements of the Software, to incorporate the Software into the Licensee Product;

b. market, sell, distribute and sublicense the Software (as incorporated into the Licensee Product) to End Users;

c. internally use the Software for purposes of testing, servicing, supporting and maintaining the Software as incorporated into Licensee Products;

d. modify and incorporate the Documentation (or portions thereof) into the End User documentation for licensee Products, and to reproduce, have reproduced, make derivatives thereof and attribute to End Users in the Territory such modifications and portions of the Documentation as incorporated into such End User documentation for the Licensee Products; and

e. offer a first and/or second line support service solely to End Users. Tarsin will provide second and third line support services or only third line support services to Licensee. as the case may be, in return for the fees, Identified in Exhibit B.

2.3. Evaluation Use. Licensee may grant End Users the right to evaluate the Software pursuant to the license grants in Articles 2.1 through 2.3, and the applicable Restrictions in Article 2.5, for no additional license or Support Services fees, provided that the End User licenses the Licensee Services for no more than thirty (30) days ("Evaluation Use"). Licensee may also include the Software in demos to End Users. Tarsin will not be obligated to provide any Support Services for Evaluation Use.

2.4. Backup. Licensee and any of its Distributors may make backups of the Software free of charge, notwithstanding anything to the contrary herein.

2.5. Restrictions.

a. Except as otherwise provided for in this Agreement, for Article 2.3, Licensee may not reproduce the Software in an amount exceeding the number of End Users actually receiving the Software as integrated into the Licensee Product.

b. Save for Article 2.3, Licensee may not integrate or bundle the Software as part of any products or services for resale or distribution other than the Licensee Product without first obtaining Tarsin's prior written consent, which shall not be unreasonably withheld.

o. Save for Article 2.3, Licensee may not, under any circumstances, grant a license to a Distributor, to redistribute the Software as standalone products.

d. For Article 2.3, Licensee may not, under any circumstances itemize the fees for the Software separately from the fees for ~ Licensee Product on an invoice to an End User.

e. Licensee may only sublicense the Software in the same quantity and license type as Licensee distributes its Licensee Product.

2.6. Licensee Representation. Licensee represents that each Licensee Product Is substantially different from and does not compete with any Tarsin product on the Tarsin price list that is current as of the Effective Date.

2.7. Tarsin warrants that the Software shall be at all times free of any virus contaminating or destructive features, "back doors", "time bombs", "Trojan horses", ·sniffer" routines, "Worm$", bats, -drop dead devices', harmful software code, file, program or programming routine or other destructive programming that (i) permit unauthorized access or use by third parties to the software installed on Licensee's or its End User customers' computers and or other equipment, or to any of Licensee's computers and or other equipment; or (ii) disable or damage Licensee's or its End User customer's computers and or other equipment. Furthermore, Tarsin warrants that the Software provided to Licensee Is and shall be at all times, including upon expiration or termination of this Agreement, free from any code or device that would have the effect of disabling, shutting down all or any portion of the Software provided or interfering with any applications contained on Licensee's or Licensee's End User customers' computers or other equipment.

2.8. Licensee's Software license rights, but not its rights to the Support Services, granted hereunder shall continue in full force and effect in perpetuity, or until parties agree in writing to terminate, from the date of and notwithstanding the occurrence of any of the following:

2.8.1. Tarsin filing of a voluntary or involuntary petition in bankruptcy for the liquidation of its assets, or the appointment of a receiver for the purpose of liquidating its assets, or Tarsin makes an assignment for the benefit of its creditors, or any like proceeding and action under applicable law;

2.8.2. Tarsin's failure to continue to do business in the ordinary course;

2.8.3. Tarsin's material, uncured breach of its support obligations to Licensee;

2.8.4. Tarsin's termination for convenience, as provided herein;

2.8.5. Tarsin's unwillingness, inability, or business decision to no longer support the Software; or

2.8.6. Tarsin's assignment of the Software to a third party.

3. CONFIDENTIALITY.

By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential information"). Confidential Information shall be limited to the Software, the Utilization Reports, the terms and pricing under this Agreement, and all information clearly identified as confidential, or from which all surrounding circumstances should be reasonably concluded as being of confidential nature. A party's Confidential Information shall not include information that (a) Is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) Is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party. The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for as long as the disclosing party deems such information to be Confidential Information. The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party for any purpose other than the implementation of this Agreement.

4. FEES.

4.1. Fees. The total non.-refundable, non-cancelable license and Support Services fees for each Order shall be due and payable within thirty (30) days from the date of receipt of Tarsin's invoice.

4.2. Taxes. Licensee shall pay all sales, use, VAT, and other consumption taxes, personal property taxes and other taxes (other than those based on Tarsin's net income) unless Licensee furnishes satisfactory proof of exemption.

5. DISCLAIMER OF WARRANTY.

Except as otherwise provided hereunder, TO THE MAXIMUM EXTENT PERMITIED BY APPLICABLE LAW, THE SOFTWARE AS PROVIDED BY TARSIN IS PROVIDED AND LICENSED "AS IS" WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTY OF Merchantability or FITNESS FOR A PARTICULAR PURPOSE. TARSIN DOES NOT GUARANTEE THAT THE USE OF THE SOFTWARE WILL NOT BE INTERRUPTED OR ERROR FREE.THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT, AND MERCHANTABILITY.

6. INDEMNIFICATION.

6.1 Defense. If a third party claims that Licensee's use of the Software infringes any patent, copyright, trademark or trade secret, Licensee must promptly notify Tarsin in writing. Tarsin shall indemnify and defend licensee against any costs, losses, liabilities, claims or expenses (including reasonable attorneys' fees) arising out of such claim(s) if Licensee reasonably cooperates with Tarsin and allows Tarsin to control the defense and all related settlement negotiations, and then Tarsin shall indemnify Licensee from and against any damages finally awarded for such infringement or settlements entered into by Tarsin on Licensee's behalf. Notwithstanding the foregoing, under no circumstances shall a settlement agreement obligate Licensee to any unindemnified obligation.

6.2 Injunctive Relief. If an injunction is sought or obtained against Licensee's use of the Software as a result of a third party infringement claim, Tarsin may, at its sale option and expense: (a) procure for Licensee the right to continue Using the affected Software; (b) replace or modify the affected Software with functionally equivalent software so that it does not infringe, or, if either (a) or (b) is not commercially feasible; (c) terminate the licenses and refund the license fees received from licensee for the affected Software less a usage charge based on a thirty-six (36) month amortization schedule.

6.3 Disclaimer of Liability. Tarsin shall have no liability for any third party claim of infringement based upon: (a) use of other than the then current, unaltered version of the applicable Software, unless the infringing portion is also in the then current, unaltered release or (b) any third party software. The foregoing constitutes the entire liability of Tarsin, and Licensee's sale and exclusive remedy with respect to any third party claims of infringement of intellectual property rights.

6.4 Licensee Indemnity. Licensee agrees to indemnify, defend and hold Tarsin harmless from and against any costs, losses, liabilities, claims or expenses (including reasonable attorneys' fees) arising out of: any claim that any Licensee Product infringes on the intellectual property or proprietary rights of any third party, except to the extent such infringement is caused solely by the Software. For any claim arising hereunder, Tarsin agrees: (i) to reasonably cooperate with Licensee; (ii) to notify Licensee promptly in writing of the claim; and (iii) that licensee shall have sole control of the defense and all related settlement negotiations.

7. LIMITATION OF LIABILITY.

Except for Tarsin's indemnification obligation hereunder, Tarsin's aggregate liability to Licensee for damages concerning performance or nonperformance by Tarsin or in any way related to this Agreement, and regardless of whether the claim for such damages is based in contract, tort, strict liability, or otherwise, shall not exceed the license fees received by Tarsin from Licensee for the affected Software for the twelve (12) month period preceding the occurrence of such liability

8. NO CONSEQUENTIAL DAMAGES.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST DATA OR LOST PROFITS, EVEN IF THAT PARTY HAS BEEN ADVISED AS TO THE POSSIBILITY OF SUCH DAMAGES.

9. TERM AND TERMINATION.

This Agreement shall commence on the Effective Date and shall continue for 1 Year from the Effective Date, and may renew thereafter. In the event a party elects to renew the Agreement, it shall provide written notice of renewal to the other within 60 days prior to the anniversary of the current Term. Either party shall be in default if it declares bankruptcy or otherwise fails to perform any of its duties or obligations and does not undertake an effort to substantially cure such default within thirty (30) days after written notice is given to the defaulting party, except that any breach of Article 3 shall be grounds for immediate termination. Upon termination of this Agreement, all licenses granted to Licensee pursuant to this Agreement shall automatically terminate.

10. SUPPORT SERVICES; OTHER OBLIGATIONS.

10.1 Licensee's Support to End Users. Except as otherwise set forth in Article 10.2 below, Licensee shall be responsible for: (a) providing First and Second Line Support to each End User to which Licensee licenses the Licensee Product; and (b) receiving training pursuant to Article 10.3 below.

10.2 Tarsin's Support to licensee. Support Services ordered by licensee shall be provided under Tarsin's Support Services that are attached hereto in Exhibit A. Annual Support Services shall renew once the parties agree on a new service support fee. The parties shall indicate their intent to renew the Support Services no less than 60 days prior to the anniversary of the current Support Services term, and shall promptly commence negotiations on the new service support fee.

10.3 Training. Tarsin shall provide additional training at a discounted fee of 20% off list pricing, given that Tarsin delivers the training services.

11. GENERAL

a. Force Majeure. Neither party shall be liable for any delay or failure in performance due to causes beyond its reasonable control.

b. Export Compliance. Licensee may not download or otherwise export or re-export the Software or any underlying information or technology except in full compliance with all United States export laws

c. Assignment. Licensee may not assign this Agreement without Tarsin's prior written consent, which shall not be unreasonably withheld.

d. Severability. If any part of this Agreement is held to be unenforceable, in whole or in part, such holding shall not affect the validity of the other parts of the Agreement.

e. Waiver. The waiver of a breach of any provision of this Agreement shall not operate or be interpreted as a waiver of any other or subsequent breach.

f. Notices. All notices permitted or required under this Agreement shall be in writing and shall be delivered in person, by fax, overnight courier service or mailed by first class, registered or certified mail, postage prepaid, to the address of the party specified above or such other address as either party may specify in writing, Attention Office of the General Counsel. Such notice shall be deemed to have been given upon receipt.

g. Governing Law. The laws of England & Wales excluding its conflict of law rules and excluding the UN Convention for the International Sale of Goods (CISG) shall govern this Agreement.

h. Entire Agreement. Any amendment or modification to the Agreement must be in writing signed by both parties. This Agreement constitutes the entire agreement and supersedes all prior or contemporaneous oral or written agreements regarding the subject matter hereof. This Agreement shall also supersede all terms of any "shrink-wrap· or "click wrap· license included in any package, media, or electronic version of Tarsin-furnished Software and any such Software shall be licensed under the terms of this Agreement provided however Licensee's internal use of the Software, as specified in Section 2.2(c), shall be governed by the terms and conditions of this Agreement. Licensee agrees that: (i) any and all Orders shall be governed by these standard terms and conditions; and (Ii) the appropriate fees shall be timely paid. The terms and conditions of this Agreement shall prevail regardless of any preprinted or conflicting terms on Orders. Each of the parties has caused this Agreement to be executed by its duly authorized representatives as of the Effective Date.

Tarsin (Europe) LTD. (“Tarsin”)	Media Exchange Group, Inc. f/k/a China Wireless Communications, Inc.
Address for Notices:	Address for Notices:
Park House Park Street	101 Church Street, Suite 14
Maidenhead, Berkshire SL6 1 SL UK	Los Gatos, CA 95030
Attention: Office of the General Counsel	Attention: General Counsel
Phone: +44 1565 722364	Phone:408-596-0927
Fax: +44 1565 723245	Fax:831-335-4818
URL: http://www.Tarsin.com	URL:http://www.mediaexchangegroup.com
For Tarsin	For Licensee

BY:	/s/ John Osborne	BY:	/s/ Joseph R. Cellura
NAME:	John Osborne	NAME:	Joseph R. Cellura
TITLE:	Chief Executive Officer	TITLE:	Chief Executive Officer

EXHIBIT A

SUPPORT SERVICES ADDENDUM
STANDARD TERMS AND CONDITIONS

1. Definitions.

"Error" means either: (a) a failure of the Software to conform to the specifications set forth in the Documentation, resulting in the inability to use, or restriction in the use of, the Software; and/or (b) a problem requiring new procedures, clarifications, additional information and/or requests for product enhancements.

"Update" means either a Software modification or addition that, when made or added to the Software, corrects the Error, or a procedure or routine that, when observed in the regular operation of the Software, eliminates the practical adverse effect of the Error on Licensee.

"Upgrade" means a revision of the Software released by Tarsin to its end user customers generally, during the Support Services Term, to add new and different functions or to increase the capacity of the Software. Upgrade does not include the release of a new product or added features for which there may be a separate charge.

2. Tarsin Licensee Support Services.

Tarsin Licensee Support Services are comprised of Maintenance Services, which includes Tarsin Product Support and Tarsin Developer Assistance (if purchased) as set out herein, as well as the right to use the Software on all licensed CPU's. Support Services includes Upgrades, telephone support and web-based Tarsin eSupport (90 support cases per licensed CPU annually). Tarsin Developer Assistance, which includes, but is not limited to, Licensee's modifications or customizations of the Software or Licensee's integrations of the Software with Licensee-developed or third-party developed software. Licensee may opt to select Tarsin Developer Assistance in addition to the Tarsin Product Support in the applicable Schedule., Licensee may also purchase customized support and maintenance services.

a. Tarsin Developer Assistance. Upon payment for Developer Assistance, Tarsin will support all modifications to the Software that Licensee contributes to Tarsin and that Tarsin, at its sole discretion, opts to include in the Software. Tarsin also agrees to assist Licensee with modifications that are not accepted back into the Tarsin standard code base, by providing its best efforts to support said modifications. Licensee acknowledges that such modifications may cause the Software to not function properly. Tarsin will provide its best efforts to assist Licensee in modifying the Software in such a way as to ensure it functions according to Licensee's requirements. Developer Assistance is provided on a 2-business day response time, from the hours 8:00 AM until 5:00 PM Pacific Time.

3. Updates.

Tarsin will make commercially reasonable efforts to provide an Update designed to solve or by-pass a reported Error. If such Error has been corrected in a Maintenance Release, Licensee must install and implement the applicable Maintenance Release; otherwise, the Update may be provided in the form of a temporary fix, procedure or routine, to be used until a Maintenance Release containing the permanent Update is available. Licensee shall reasonably determine the priority level of Errors, pursuant to the following protocols:

a. Severity 1 Errors: A "Severity One Production Error" means the: (i) production system is severely impacted or completely shut down; or (ii) system operations or mission critical applications are down. A Severity One Development Error means: (1) an application is in final testing, facing a critical time frame of going into Production Use and is severely impacted; or (2) entire development efforts are blocked. Tarsin promptly initiates the following procedures: (a) assigns specialist(s) to correct the Error on an expedited basis; (b) provides ongoing communication on the status of an Update; and (c) begins to provide a temporary workaround or fix.

b. Severity 2 Errors: A "Severity Two Production Error" means: (i) the production system is functioning with limited capabilities; or (iI) is unstable with periodic interruptions; or (iii) mission critical applications, while not being affected, have experienced material system interruptions. A Severity Two Development Error means: (1) there is a time sensitive question impacting performance or deliverables; or (2) a major subsystem under development is blocked. Tarsin assigns a specialist to begin an Update, and provides additional, escalated procedures as reasonably determined necessary by Tarsin Support services staff. Tarsin exercises commercially reasonable efforts to provide a workaround or include a fix for the Severity 2 Errors in the next Maintenance Release.

c. Severity 3 Errors: A "Severity Three Production Error" means there: (i) are errors in fully operational production systems; (ii) is a need to clarify procedures or information in documentation; or (iii) is a request for a product enhancement. A Severity Three Development Error means: (1) there are errors in system development that may impact performance deliverables; (2) a need to clarify procedures or information in documentation; or (3) a request for product enhancement. Tarsin may include an Update in the next Maintenance Release.

4. Maintenance Releases and Upgrades.

During the Support Services Term, Tarsin shall make Maintenance Releases, including all Updates and Upgrades, available to Licensee if, and when Tarsin makes any such Maintenance Releases generally available to its customers. If a question arises as to whether a product offering is an Upgrade or a new product or feature, Tarsin's opinion will prevail, provided that Tarsin generally treats the product offering as a new product or feature for its end user customers.

5. Conditions for Providing Support.

Tarsin's obligation to provide Support Services is conditioned upon the following: (a) Licensee makes reasonable efforts to correct the Error after consulting with Tarsin; (b) licensee provides Tarsin with sufficient information and resources to correct the Error either at Tarsin's Customer Support Center or via remote access to Licensee's site, as well 8$ access to the personnel, hardware, and any additional software involved in discovering the Error; (c) Licensee promptly installs all Maintenance Releases; and (d) Licensee procures, installs and maintains all equipment, telephone lines, communication interfaces and other hardware necessary to operate the Software.

6. Technical Support Contacts

The Tarsin Customer Support Center will provide telephone support to up to two (2) designated Licensee contacts who will develop, maintain or support Licensee's application that use the Software ("Technical Support Contacts"). Licensee will be given one (1) eSupport identification and password and must enter the names and contact information of each designated Technical Support Contact in the eSupport database. Licensee may modify its designated Technical Support Contacts at any time during which Licensee is authorized to receive Support Services. Technical Support Contacts will be the only interface to the Tarsin Customer Support Center. In an emergency, an Tarsin Customer Support Engineer will begin working on an Error for an unauthorized contact on an exception basis subject to later verification and involvement of a named Technical Support Contact.

7. Exclusions from Tarsin's Support Services.

Except in the event that Licensee purchases the Tarsin Developer Assistance, Tarsin is not obligated to provide Support Services in the following situations: (a) the Software has been changed, modified or damaged (except if under the direct supervision of Tarsin); (b) the Error is Caused by Customer's negligence, hardware malfunction or other causes beyond the reasonable control of Tarsin; (c) the Error is caused by third party software not licensed through Tarsin; (d) Licensee has not installed and implemented Maintenance Release(s) so that the Software is a version supported by Tarsin; or (e) Licensee has not paid the Support Services fees when due.

8. Termination of Support Services.

Tarsin reserves the right to discontinue the Support Services should Tarsin, in its sole discretion, determine that continued support for any Software is no longer economically practicable. Tarsin will give Licensee at least six (6) months prior written notice of any such discontinuance of Support Services and will refund any unaccrued Support Services fees Licensee may have prepaid with respect to the affected Software. Tarsin shall have no obligation to support or maintain any version of the Software or operating system except: (a) the then current version of the Software and operating system; and (b) the immediately preceding version of the Software and operating system for a period of six (6) months after it is first superseded. Tarsin reserves the right to suspend performance of the Support Services if Licensee fails to pay any undisputed amount that is payable to Tarsin under the Agreement within thirty (30) days after such amount becomes due.

EXHIBIT B

LICENSEE SUPPORT TO END USERS
LICENSEE
FIRST AND SECOND LINE SUPPORT

The following describes Licensee's responsibilities for providing First Line Support to its End Users:

Licensee's Call Coordinator Responsibilities:

•	Verify support entitlement;
•	Record the support request into a call tracking system; verifying the operational details such as "Case Title", contact information, etc.;
•	Accept a telephonic or electronic support request from the customer; and
•	Dispatch the support request to Licensee's Technical Support Operations Team.

Licensee's Technical First Line Support Operations Team Responsibilities:

•	Make initial technical contact with the End User;
•	Answer product installation, configuration and usage questions;
•	Isolate and identify the problem;
•	Provide standard fixes and workarounds to known problems; and
•	Gather initial problemlfailure information such as:
o	Case Type (e.g. administration, coding, etc),
o	Severity Level (e.g. Development or Production)
o	Operating system and database information
▪	Tarsin Software version and related information.

Licensee's Technical Second Line Support Operations Team Responsibilities:

•	Make initial assessment of issue escalated from the First Line Support team
•	Gather additional data required
•	Isolate and identify the problem;
•	Create standard fixes and workarounds to problems; and
•
Configure a test system to reproduce the issue and if not fixed, build a test case to escalate issue to vendor Create Bug reports for system defects (Software is not working in accordance with the documentation)

•	Maintain familiarity with new versions of the product through training and self-learning
•	Maintain certification on an annual basis

Licensee's Tracking Responsibilities:

Tracking and maintaining a record of the detailed information of the End User, to provide to the Licensee's Technical Support Operations Team. The information shall include:

•	Tarsin Software & environment information and change history; and
•	Support history:
o	Support request date/Resolve date
o	Resolved by Licensee/Tarsin, Case Number in Tarsin if Tarsin involved
o	Problem description and related log file or configuration file
o	Resolve Solution

EXHIBIT D

COMMERCIAL TERMS FOR LICENSE

1.	Territory: Worldwide

2.	Licensees Service: OEM

a.
OEM License of Tarsin Enterprise. Licensee may utilize and embed Tarsin Software for the purpose of complementing Licensee's solutions and products that are delivered or sold to end customers. License does not cover standalone Tarsin deployments where Licensee’s employees or contractors do not incorporate Tarsin into Licensee’s products or internal use of Tarsin software.

3.	Support Services:

a.	Tarsin will provide Licensee with support services specific to their products that embed Tarsin under the OEM partnership. Support will be limited to two (2) named technical contacts.

b.
Developer Assistance (See Exhibit A, Section 2, especially Section 2a). Tarsin will provide developer assistance at a Silver level (2 day email response) to Licensee. Developer assistance consists of advice from Tarsin engineers on topics related to integrating Tarsin software into Licensee's solutions. Topics include architecture design and review, configuration, optimization, performance tuning, migration, and best practices.

c.	Production Support. Tarsin will provide level 3 production support services at the Gold (9x5, 4 hour response) level to Licensee for end customer. Support will be offered for term of the agreement.

4.	Exclusivity: Youth Sports Network

a.
Both parities agree to the exclusive License of this OEM instance for the development and deployment of a Youth Sports Network. The field of use is granted for the further development of Youth Sport products and services in to the digital area such as digital trading cards and digital to physical services.

5.	Additional OEM License Grants:

a.	Under the terms of this OEM license at mutual agreement to both the service and commercials, both parties agree that the OEM license can be extended.

6.	Media Exchange Group, Inc. agrees to pay the sum of $100,000 for the grant of this excusive OEM License on an annual basis. Payable in full by the last day of February of said Licensing year.

7.	The License will renew on the payment of the said fee for the coming year.

8.	Development Services:

a.
It is agreed that either Tarsin or an approved third party may develop and publish solutions on the CAPSA platform. The services would be charged on a cost plus basis after an agreement re ‘scope of work’ by both parties.

9.	Deployment of full services: Exhibit E

a.	Both parties agree to the completion of Exhibit E to capture and set out the commercial and royalty share terms for a deliverable program on this granted OEM License.

10.	Payment terms: Net 30 days from invoice

Tarsin (Europe) Limited ~ +1 (775) 833-0156 ~ www.tarsin.com

EXHIBIT E

PROJECT TERMS AND COMMERCIALS

The following exhibit sets out the commercial terms for a program on the granted OEM license.

The exhibit will include but not be limited to the ‘Scope of Work’, NRE (non-recurring engineering costs) costs, deliverables, time lines and commercial royally structure.

•	Scope of work

•	NRE break down and costs

•	Deliverables

•	Time lines and release dates

•	Commercial terms and royalty break down

•	Additional items …..

Tarsin (Europe) Limited ~ +1 (775) 833-0156 ~ www.tarsin.com